Exhibit 99.1

        More Than a Compressor Company™
Press Information
Houston, July 31, 2007
Hanover Compressor Company Reports Strong Results
for Second Quarter 2007
Hanover Compressor Company (NYSE: HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and treating applications, today reported financial results for the quarter ended June 30, 2007.
Second quarter 2007 revenue increased to $515.7 million, a 27% increase over second quarter 2006 revenue of $405.7 million. Net income for the second quarter 2007 was $26.1 million, or $0.23 earnings per share, compared with net income of $21.7 million, or $0.21 earnings per share, in the second quarter 2006.
EBITDA(1) from continuing operations for the second quarter 2007 was a record $121.8 million, a 17% increase over second quarter 2006 EBITDA of $103.8 million. Second quarter 2007 EBITDA includes $3.1 million in merger related expenses. Second quarter 2006 EBITDA included an $8.0 million pre-tax gain on the sale of fabrication assets in Canada, or approximately $0.07 per share.
“We are pleased with the strong results for the second quarter, with record revenue, EBITDA, backlog and fabrication margin,” said John Jackson, President and CEO. “I want to congratulate the Hanover employees on these operational records and job well done to position the Company for a successful merger with Universal.”
12001 North Houston Rosslyn, Houston, Texas 77086
(281) 447-8787
www.hanover-co.com

Summary of Business Line Results
U.S. Rentals
(in thousands)

	Three months ended
	June 30,
			Increase
	2007	2006	(Decrease)
Revenue	$99,562	$93,073	7%
Operating expense	40,258	36,729	10%

Gross profit	$59,304	$56,344	5%
Gross margin	60%	61%	(1)%
U.S. rental revenue and gross profit increased during the three months ended June 30, 2007, compared to the three months ended June 30, 2006, due primarily to an improvement in market conditions for higher horsepower units that has led to an improvement in pricing. Gross margin decreased slightly in the current quarter as compared to the same period last year due to higher repair and maintenance expenses.
International Rentals
(in thousands)

	Three months ended
	June 30,
			Increase
	2007	2006	(Decrease)
Revenue	$69,645	$67,520	3%
Operating expense	27,675	23,691	17%

Gross profit	$41,970	$43,829	(4)%
Gross margin	60%	65%	(5)%
During the three months ended June 30, 2007, international rental revenue increased, compared to the three months ended June 30, 2006, primarily due to increased rental activity in Brazil and Mexico. Gross margin and gross profit decreased primarily due to higher repair and maintenance costs in Argentina and Venezuela as well as lower revenues in Nigeria in the second quarter of 2007. Revenue related to our Nigerian Cawthorne Channel Project was not recognized during the three months ended June 30, 2007 since the project was not on-line, however, we recorded expenses of $0.8 million related to maintaining the project. The three months ended June 30, 2006 included $3.9 million in revenue and $1.6 million in operating costs related to this project.

Parts, Service and Used Equipment
(in thousands)

	Three months ended
	June 30,
			Increase
	2007	2006	(Decrease)
Revenue	$72,664	$55,737	30%
Operating expense	56,036	45,061	24%

Gross profit	$16,628	$10,676	56%
Gross margin	23%	19%	4%
Parts, service and used equipment revenue, gross profit and gross margin for the three months ended June 30, 2007 were higher than the three months ended June 30, 2006 primarily due to an increase in parts and service revenues in both the U.S. and internationally as well as higher used rental equipment sales.
Parts, service and used equipment revenue includes two business components: (1) parts and service and (2) used rental equipment sales and installation revenues. For the three months ended June 30, 2007, parts and service revenue was $49.8 million with a gross margin of 27%, compared to $41.9 million and 21%, respectively, for the three months ended June 30, 2006. Used rental equipment and installations sales for the three months ended June 30, 2007 was $22.8 million with a gross margin of 14%, compared to $13.8 million with a 14% gross margin for the three months ended June 30, 2006. Our installation revenue and used rental equipment sales and gross margins vary significantly from period to period and are dependent on the exercise of purchase options on rental equipment by customers and timing of the start-up of new projects by customers.
Compressor and Accessory Fabrication
(in thousands)

	Three months ended
	June 30,
			Increase
	2007	2006	(Decrease)
Revenue	$139,508	$70,128	99%
Operating expense	106,016	58,482	81%

Gross profit	$33,492	$11,646	188%
Gross margin	24%	17%	7%
For the three months ended June 30, 2007, compression and accessory fabrication revenue, gross profit and gross margin increased primarily due to improved market conditions that led to higher sales levels, better pricing and an improvement in operating efficiencies. As of June 30, 2007, we had compression fabrication backlog of $299.0 million, compared to $193.0 million at June 30, 2006.

Production and Processing Equipment Fabrication
(in thousands)

	Three months ended
	June 31,
			Increase
	2007	2006	(Decrease)
Revenue	$122,595	$103,653	18%
Operating expense	104,336	89,203	17%

Gross profit	$18,259	$14,450	26%
Gross margin	15%	14%	1%
Production and processing equipment fabrication revenue, gross profit and gross margin for the three months ended June 30, 2007 increased over the three months ended June 30, 2006, primarily due to an improvement in market conditions that led to an increase in awarded sales, improved pricing and an improvement in operating efficiencies. During the quarter ended June 30, 2007, Belleli’s revenue increased $24.4 million to $81.0 million and gross profit increased $0.4 million to $6.3 million compared to the quarter ended June 30, 2006. Belleli’s gross profit was negatively impacted during the three months ended June 30, 2007 by approximately $6.7 million of re-work costs on one of its projects.
As of June 30, 2007, we had a production and processing equipment fabrication backlog of $731.6 million compared to $521.5 million at June 30, 2006, including Belleli’s backlog of $569.4 million and $454.2 million at June 30, 2007 and 2006, respectively.
Capital and Other
Hanover had capital expenditures of approximately $69 million in the second quarter of 2007, compared to approximately $62 million in the second quarter of 2006. At June 30, 2007, the Company had approximately $1.35 billion in debt and compression equipment lease obligations, compared to $1.44 billion at June 30, 2006. At June 30 2007, the Company had approximately $53.8 million in cash on its balance sheet.
Total compression horsepower at June 30, 2007 was approximately 3,343,000, consisting of approximately 2,419,000 horsepower in the United States and approximately 924,000 horsepower internationally.
Backlog (in millions)

	Compression &	Production &	Total
Date	Accessory	Processing*	Fabrication
June 30, 2007	$299.0	$731.6	$1030.6
December 31, 2006	325.1	482.5	807.6
June 30, 2006	193.0	521.5	714.5

*	Includes Belleli backlog of $569.4 million, $414.0 million and $454.2 million at June 30, 2007, December 31, 2006 and June 30, 2006, respectively.

Compression HP Utilization Rate

Date	U.S.	International	Total
June 30, 2007	81%	96%	85%
December 31, 2006	84%	97%	87%
June 30, 2006	84%	98%	88%
Conference Call Details
Hanover Compressor Company (NYSE: HC) announces the following schedule and teleconference information for its second quarter 2007 earnings release:
•	Earnings Release: Tuesday, July 31, 2007 before market open by public distribution through Business Wire and the Hanover website at www.hanover-co.com.

•	Teleconference: Tuesday, July 31, 2007 at 11 a.m. EDT hosted by Stephen York, Vice President, Investor Relations and Technology. Speakers will be John E. Jackson, President and CEO, and Lee E. Beckelman, Senior Vice President and CFO. To access the call, United States and Canadian participants should dial (800) 811-8824. International participants should dial (913) 981-4903 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 4801055.

•	Live Webcast: The webcast will be available in listen-only mode via the Company’s website: www.hanover-co.com

•	Webcast Replay: For those unable to participate, a replay will be available from 1:30 p.m. EDT on Tuesday, July 31, until 1:30 p.m. EDT Tuesday, August 7, 2007. To listen to the replay, please dial 888-203-1112 in the U.S. and Canada, or 719-457-0820 internationally and enter access code 4801055.
*****
About Hanover Compressor Company
Hanover Compressor Company (NYSE:HC) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies. More information can be found at www.hanover-co.com.
Forward Looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors from liabilities established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production and processing equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, kidnappings, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters; ability to obtain components used to fabricate our products; our inability to implement certain business objectives, such as international expansion, ability to timely and cost-effectively execute integrated projects, integrating acquired businesses, generating sufficient cash, accessing the capital markets, and refinancing existing or incurring additional indebtedness to fund our business; our inability to consummate the proposed merger with Universal Compression Holdings, Inc.; changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.
Investor Relations Inquiries:
Stephen York
Vice President, Investor Relations and Technology
Tel: (832) 554-4856
E-mail: syork@hanover-co.com
(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues and other income:
U.S. rentals	$99,562	$93,073	$199,198	$184,716
International rentals	69,645	67,520	136,936	130,026
Parts, service and used equipment	72,664	55,737	154,004	105,008
Compressor and accessory fabrication	139,508	70,128	218,216	124,819
Production and processing equipment fabrication	122,595	103,653	255,833	182,272
Equity in income of non-consolidated affiliates	6,279	5,230	11,962	11,078
Gain on sale of business and other income	5,465	10,330	12,797	40,549

	515,718	405,671	988,946	778,468

Expenses:
U.S. rentals	40,258	36,729	79,135	74,820
International rentals	27,675	23,691	50,980	45,023
Parts, service and used equipment	56,036	45,061	122,881	86,123
Compressor and accessory fabrication	106,016	58,482	169,261	105,175
Production and processing equipment fabrication	104,336	89,203	215,874	158,166
Selling, general and administrative	56,240	49,783	108,034	97,838
Foreign currency translation	319	(2,236)	11	(3,733)
Debt extinguishment costs	—	—	—	5,902
Merger expenses	3,065	—	3,389	—
Other	—	1,204	—	1,204

	393,945	301,917	749,565	570,518

EBITDA from continuing operations (1)	121,773	103,754	239,381	207,950
Depreciation and amortization	52,772	43,077	103,668	85,045
Interest expense	26,775	29,287	53,640	60,927

	79,547	72,364	157,308	145,972

Income from continuing operations before income taxes and minority interest	42,226	31,390	82,073	61,978
Provision for income taxes	16,162	9,546	30,607	17,993

Income from continuing operations before minority interest	26,064	21,844	51,466	43,985
Minority interest, net of taxes	—	(93)	—	(93)

Income from continuing operations	26,064	21,751	51,466	43,892
Loss from discontinued operations, net of tax	—	(47)	—	(139)
Cumulative effect of accounting change, net of tax	—	—	—	370

Net income	$26,064	$21,704	$51,466	$44,123

Basic income per common share:
Income from continuing operations	$0.25	$0.21	$0.49	$0.44
Loss from discontinued operations, net of tax	—	—	—	—
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income	$0.25	$0.21	$0.49	$0.44

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Diluted income per common share:
Income from continuing operations(2)	$0.23	$0.21	$0.46	$0.43
Loss from discontinued operations, net of tax	—	—	—	—
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income	$0.23	$0.21	$0.46	$0.43

Weighted average common and common equivalent shares outstanding:
Basic	105,889	101,017	104,631	100,888

Diluted	118,054	112,052	117,828	111,740

Gross profit percentage:
U.S. rentals	60%	61%	60%	59%
International rentals	60%	65%	63%	65%
Parts, service and used equipment	23%	19%	20%	18%
Compressor and accessory fabrication	24%	17%	22%	16%
Production and processing equipment fabrication	15%	14%	16%	13%

(1)	EBITDA from continuing operations consists of consolidated income from continuing operations before interest expense, provision for income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
EBITDA Reconciliation
Income from continuing operations	$26,064	$21,751	$51,466	$43,892
Add:
Depreciation and amortization	52,772	43,077	103,668	85,045
Interest expense	26,775	29,287	53,640	60,927
Minority interest	—	93	—	93
Provision for income taxes	16,162	9,546	30,607	17,993

EBITDA from continuing operations	$121,773	$103,754	$239,381	$207,950

(2)	Net income for the diluted earnings per share calculation for the three and six-month periods ended June 2007 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to the Company’s convertible senior notes due 2014 and convertible subordinated notes due 2029 totaling $1.2 million and $2.7 million, respectively.

Net income for the diluted earnings per share calculation for the three and six-month periods ended June 2006 is adjusted to add back interest expense and amortization of financing costs, net of tax, relating to the Company’s convertible senior notes due 2014 totaling $1.8 million and $3.6 million, respectively.